Filed pursuant to Rule 424(b)(3)
Registration No. 333-127149.

CHEM RX CORPORATION

19,550,000 Shares of Common Stock Underlying Warrants in Original Issuance

425,000 Units Included in the Purchase Option

425,000 Shares of Common Stock Included as Part of the Units in the Purchase Option

850,000 Warrants Included as Part of the Units in the Purchase Option

850,000 Shares of Common Stock Underlying the Warrants Included as Part

of the Units in the Purchase Option

This prospectus relates to:

(i) the sale by us of 19,550,000 shares of our common stock, par value $.0001 per share, issuable upon the exercise of warrants originally issued in our initial public offering pursuant to a prospectus dated October 21, 2005;

(ii) the sale by us and the resale by the selling securityholders of 425,000 units issuable upon exercise of the unit purchase option issued to the representative of the underwriters in connection with our initial public offering;

(iii) the sale by us and the resale by the selling securityholders of 425,000 shares of our common stock included as part of the units in the representative’s unit purchase option;

(iv) the sale by us and the resale by the selling securityholders of 850,000 warrants included as part of the units in the representative’s unit purchase option; and

(iv) the sale by us and the resale by the selling securityholders of 850,000 shares of our common stock issuable upon exercise of the warrants included as part of the units in the representative’ s unit purchase option.

All of the securities referred to in the foregoing items (i) through (v) are referred to in this prospectus as the “securities.” The units issuable upon the exercise of the representative’s unit purchase option are identical to the units that were offered in our initial public offering except that the warrants included in the initial public offering have an exercise price of $5.00 and the warrants included in the representative’s unit purchase option have an exercise price of $6.25 per share.

The selling securityholders can use this prospectus to purchase the units underlying the representative’s unit purchase option by exercising the representative’s unit purchase option. We will receive $7.50 per unit upon the exercise of the representative’s unit purchase option. The warrant holders can use this prospectus to purchase some or all of the shares of our common stock by exercising those warrants. We will receive $5.00 ($6.25 with respect to warrants included in the representative’s unit purchase option) per share upon the exercise of a warrant into one share of our common stock. The selling securityholders named in this prospectus may sell all or a portion of their securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale by the selling securityholders of the units, the warrants or common stock included as part of the units in the representative’s unit purchase option or the sale by the warrant holders of the common stock issuable upon exercise of the warrants.

Our common stock is quoted on the National Association of Securities Dealers (“NASD”) Over-The-Counter Bulletin Board (“OTCBB”) under the symbol PMQC.OB. On January 18, 2008, the last reported sale price of our common stock on OTCBB was $5.40.

Investing in our common stock involves certain risks. You should read this entire prospectus carefully before you make your investment decision. Please carefully consider the “Risk Factors" beginning on page 5 of this prospectus.

	Per Share	Total (1)
Public Offering Price of warrants	$ 5.00(2)	$ 103,062,500(2)
Underwriting Discounts and Commissions	0.00	$ 0
Proceeds, Before Expenses, to Us.		$ 103,062,500(2)(3)

(1)	These amounts assume that all of our outstanding warrants and unit purchase options are exercised.
(2)	The public offering price and the proceeds to us for 19,550,000 of the shares is $5.00, and for 850,000 of the shares is $6.25.
(3)

This amount does not include the amount we will receive upon the exercise of the unit purchase option held by the representative of the underwriters. The offering price for 425,000 of the units is $7.50 per unit. We will receive an additional $3,187,500 if the representative exercises the unit purchase option.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 24, 2008

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TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION BY REFERENCE	2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
ABOUT CHEM RX CORPORATION	4
USE OF PROCEEDS	16
DETERMINATION OF OFFERING PRICE	16
DIVIDEND POLICY	16
DESCRIPTION OF SECURITIES	17
INDEMNIFICATION	21
EXPERTS	21

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and in an applicable prospectus supplement, if any, or in any amendment to this prospectus. We have not authorized any other person to provide you with different information, and if anyone provides, or has provided, you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the SEC and incorporated herein by reference is accurate only as of the date of the document containing the information.

In this prospectus, references to “the Company,” “we,” “us,” “our,” “registrant” and “Chem Rx” refer to Chem Rx Corporation and its consolidated subsidiaries.

This prospectus relates to an aggregate of 20,400,000 shares of our common stock, par value $0.0001 per share, that are issuable upon exercise of warrants, and an additional 425,000 shares of our common stock underlying the representative’s unit purchase option. Of the 20,400,000 shares issuable pursuant to warrants, (i) 19,550,000 shares may be purchased pursuant to warrants, which we refer to as our public warrants, that entitle the holder thereof, upon exercise, to purchase one share of our common stock at a price of $5.00 per share, and (ii) 850,000 shares may be purchased pursuant to warrants, which are included as part of the units issuable upon exercise of the unit purchase option, that entitle the holder thereof, upon exercise, to purchase one share of our common stock at a price of $6.25 per share. The unit purchase option is exercisable at a price of $7.50 per unit and, upon exercise, will require us to issue an aggregate of 425,000 shares and 850,000 warrants, each as described above. Following the effectiveness of the registration statement of which this prospectus is a part, holders of the warrants will be able to exercise their warrants by tendering the exercise price per share for each warrant so exercised.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and accordingly file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Members of the public may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database system. Copies of this registration statement and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings, may be examined without charge via the EDGAR database. The internet address of the EDGAR database is http://www.sec.gov.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus. Requests for such documents should be addressed in writing or by telephone to:

Mr. Charles L. Kelly,

Chief Financial Officer

Chem Rx Corporation

750 Park Place

Long Beach, NY 11561

Telephone: (516) 889-8770

INCORPORATION BY REFERENCE

We have filed the following documents with the SEC (SEC File No. 000-51518), which are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;
(b)

The Company’s Definitive Proxy Statements on Schedule 14A filed June 4, June 20, July 2, July 17, September 4, September 6, September 10, September 12, September 26, September 27, October 2, October 3, October 12, and October 17, 2007;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007;
(d)

The Company’s Current Reports on Form 8-K filed January 22, January 25, April 25, May 4, May 15, June 4, June 20, June 21, July 2, July 17, September 4, September 6, September 10, September 12, September 26, September 27, October 2, October 3, October 11, October 17, October 26, November 1, November 2, November 5, November 15, December 11, 2007 and January 17, 2008; and

(e)

The description of the Common Stock included in the section entitled “Description of Securities” in the registration statement on Form S-1 filed with the SEC on August 3, 2005, as amended by amendment no. 1 on Form S-1/A, filed with the SEC on October 17, 2005.

All documents filed after the date hereof by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, excluding those filings made under items 2.02 or 7.01 of Form 8-K, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from their respective dates of filing until the information contained in such documents is superseded or updated by any subsequently filed document which is incorporated by reference into this registration statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information in this registration statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this registration statement. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intend," and "continue" or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other "forward-looking" information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this registration statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•	changing interpretations of generally accepted accounting principles;
•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;

•	fluctuations in customer demand;

•	management of rapid growth;

•	intensity of competition from other providers of institutional pharmacy services;

•	timing, approval and market acceptance of new product introductions and institutional pharmacy locations;

•	general economic conditions;

•	availability of financial and other resources to us;

•	the effects of the loss or bankruptcy of or default by a significant customer, supplier or other entity relevant to our operations;

•	our ability to control costs, particularly labor and employee benefit costs, rising pharmaceutical costs and regulatory compliance costs;

•	the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare and institutional pharmacy services industries;

•	changes in the reimbursement rates or methods of payment from Medicare and Medicaid and other third party payors, or the implementation of other measures to reduce the reimbursement for our services or the services of our customers and the impact of Medicare Part D;

•	our ability, and the ability of our customers, to comply with Medicare or Medicaid reimbursement regulations or other applicable laws;

•	further consolidation of managed care organizations and other third party payors;
•	our ability to implement our business strategy;
•	our ability to list our common stock on stock exchanges;
•	exercise of put options by certain institutional stockholders;
•	natural disasters, war, civil unrest, terrorism, fire, floods, earthquakes, hurricanes or other matters beyond our control;
•	elimination of, changes in or our failure to satisfy pharmaceutical manufacturers' rebate programs;

•	our ability to attract and retain key executives, pharmacists and other healthcare personnel;
•	our ability to ensure and maintain an effective system of internal controls over financial reporting; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this registration statement.

All forward-looking statements included herein attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect the occurrence of unanticipated events.

ABOUT CHEM RX CORPORATION

We provide institutional pharmacy services to skilled nursing facilities and other long-term healthcare institutions. Institutional pharmacy services consist of the fulfillment of orders for prescription and non-prescription drugs and related goods for residents of various healthcare institutions. Founded as a retail pharmacy in 1958, we have achieved significant internal growth since our formation. We service over 61,000 beds in approximately 400 institutions, primarily from our main pharmacy operations center in Long Beach, New York, and to a lesser extent from our operations centers in South Plainfield, New Jersey, Sciota, Pennsylvania and Albany, New York.

Our executive and operating offices are located at 750 Park Place, Long Beach, NY 11561. The telephone number at our executive office is (516) 889-8770. We maintain a website at www.chemrx.net. The information contained on our website is not a part of, and is not incorporated by reference into, this prospectus.

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RISK FACTORS

An investor in our securities should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Business and Operations

Competition from other pharmacy service providers may reduce our profit margins.

The institutional pharmacy business is highly competitive. In each geographic market served by us, there are national, regional and local institutional pharmacies, and numerous local retail pharmacies, that provide services comparable to those offered by us. Some of these competitors have greater financial and other resources than us and may be more established than us in the markets they serve. As a result of their greater size and financial resources, some of these competitors may be able to purchase pharmaceutical products at lower prices than us, and may enjoy a greater degree of manufacturer rebates than us. In our principal market in New York State, the largest institutional pharmacy competitor is Omnicare, Inc., and the largest institutional pharmacy competitors nationally are Omnicare, Inc. and PharMerica Corporation. We believe that we compete primarily on the basis of quality, cost-effectiveness, clinical expertise, pharmaceutical technology and professional support to customers. However, competitive pricing pressures may affect our profitability.

Our results of operations may suffer upon failure of delivery of products by our main suppliers or upon their bankruptcy, insolvency or other credit failure.

During 2006, we purchased an aggregate of approximately 82% of our pharmaceutical products from AmerisourceBergen, McKesson Corporation and Bellco Drug Corp. Kinray, Inc. became one of our main suppliers in 2007. If any one of these vendors were to fail to deliver products in accordance with the applicable agreements, our operations could be significantly disrupted. In such event, we may not be able to obtain the products from other vendors at similar cost or at all. Failure to satisfy our customers' requirements could result in defaults under contracts with those customers, potentially subjecting us to damages and the termination of those contracts. Such events could have a material adverse effect on our financial position, results of operations and liquidity.

Our relationships with pharmaceutical suppliers give rise to substantial receivables that are due to us from such suppliers, including amounts due to us for returned goods or defective goods and amounts due to us for services provided to the suppliers. The bankruptcy, insolvency or other credit failure of any supplier at a time when the supplier has a substantial balance due to us could have a material adverse effect on our results of operations.

We are dependent on our senior management team and our pharmacy professionals.

We are highly dependent upon our senior management and our pharmacists and other pharmacy professionals. Our business is managed by a small number of key executives who have been extensively involved in the success of our business, including Jerry Silva, Chairman and Chief Executive Officer, Steven C. Silva, President and Chief Operating Officer, and Charles L. Kelly, Chief Financial Officer. If we were unable to retain these persons, we might be adversely affected. There is a limited pool of senior management personnel with significant experience in the institutional pharmacy industry and thus we could experience significant difficulty in replacing key management personnel.

In addition, our continued success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is strong. The loss of pharmacy personnel or the inability to attract, retain or motivate sufficient numbers of qualified pharmacy professionals could adversely affect our business. Although we generally have been able to meet our staffing requirements for pharmacists and other pharmacy professionals in the past, our inability to do so in the future could have a material adverse effect on our business.

Interruption of our information systems may adversely affect our operating results.

Our business relies on information systems to obtain, rapidly process, analyze, and manage data to facilitate the purchase and distribution of thousands of inventory items from numerous distribution centers; to receive, process, and ship orders on a timely basis; to account for other product and service transactions with customers; to manage the accurate billing and collections for thousands of customers; and to process payments to suppliers. We also provide our customers with the use of sophisticated software systems including Pharmacy Plus, Chem Rx Drug Price Calculator, ChemLink, ChemLine and Paper Free Pharmacy. Our business and results of operations may be adversely affected if any of these systems are interrupted or damaged by unforeseen events or if they fail for any extended period of time, including due to the actions of third parties. In addition, a third party service provider is responsible for managing a significant portion of our information systems. Our business and results of operations may be adversely affected if the third party service provider does not perform satisfactorily.

The cost of compliance with Section  404 of the Sarbanes-Oxley Act may be substantial and if we fail to establish and maintain an effective system of internal controls, we may not be able to accurately report our financial results.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report in our Annual Report on Form 10-K that assesses the effectiveness of our internal control over financial reporting. We also will be required to obtain an attestation report of our independent registered public accounting firm on the operating effectiveness of our internal controls over financial reporting. The process of strengthening our internal controls as may be necessary for compliance with Section 404 is likely to be expensive and may require significant management attention. We may retain a consultant to assist us in developing additional or strengthened internal controls for compliance with these requirements and may be required to retain additional consultants or employees to assist us with other aspects of compliance with regulatory requirements applicable to public companies in the future. There can be no assurance that we will be able to complete the work necessary with respect to our internal controls for our management to issue our report in a timely manner or that management or our independent registered public accounting firm will conclude that our internal controls over financial reporting are effective. If we fail to have, or management or our independent registered public accounting firm is unable to conclude that we maintain, effective internal controls and procedures for financial reporting, we could be unable to provide timely and reliable financial information and we may be unable to timely file our annual or quarterly reports with the SEC. These events could have a material adverse effect on our financial position, results of operations and liquidity. In addition, the market price of our common stock could be adversely affected if we or our independent registered public accounting firm were not able to conclude that our internal controls over financial reporting are effective.

Acquisitions, investments and strategic alliances that we have made or may make in the future may use significant resources, may be unsuccessful and could expose us to unforeseen liabilities.

We have made, and we anticipate that we may continue to make, acquisitions of, investments in, and strategic alliances with, complementary businesses to enable us to capitalize on our position in the geographic markets in which we operate and to expand our businesses in new geographic markets. Our growth plans rely, in part, on the successful completion of future acquisitions. If we are unsuccessful at profitably integrating acquisitions, our business could suffer. We intend to make public disclosure of pending and completed acquisitions when appropriate or required by applicable securities laws and regulations. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses, amortization of certain intangible assets of acquired companies, and expenses that could have a material adverse effect on our financial position, results of operations and liquidity. Acquisitions involve numerous risks and uncertainties, including, without limitation:

•	difficulties integrating acquired operations, personnel and information systems, or in realizing projected efficiencies and cost savings;
•	diversion of management's time from existing operations;
•	potential loss of key employees or customers of acquired companies;

•	inaccurate assessment of assets and liabilities and exposure to undisclosed or unforeseen liabilities of acquired companies, including liabilities for failure to comply with healthcare laws;
•	increases in our indebtedness and a limitation on our ability to access additional capital when needed;
•	increased dilution through the use of stock in connection with acquisitions; and
•	failure to operate acquired facilities profitably or to achieve improvements in their financial performance.

Certain members of our board of directors and senior officers own and control the entity from which we lease our headquarters in Long Beach, New York.

Jerry Silva and Steven C. Silva, who are members of our Board of Directors and the Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, and Rosalie Silva, who is Jerry Silva's wife, and the heirs of Mark Baldinger, a former Chem Rx stockholder, own, directly or indirectly, all of the membership interests of 750 Park Place Realty Co., LLC, the entity from which we lease our primary facility located in Long Beach, New York. The existing lease runs through 2020 and provides for annual base rent of $1,500,000 through 2009 (which escalates by $300,000 on January 1 of each of 2010, 2013, 2016 and 2019). We believe that these rental amounts represent market rates for a facility of this type located in Long Beach, New York.

Jerry Silva, Rosalie Silva and Steven Silva currently earn annual profits of approximately $385,000, $385,000 and $55,000, respectively, from their ownership interests in 750 Park Place Realty Co., LLC. These amounts are net of annual mortgage payments of approximately $353,000and other operating expenses. Under the lease, we, as tenant, are obligated to pay the real estate taxes relating to the premises. The interests of Mr. Jerry Silva and Mr. Steven Silva in 750 Park Place Realty Co., LLC, could create, or appear to create, potential conflicts of interest for these officers and directors when faced with decisions that could have implications for either of 750 Park Place Realty Co., LLC or us.

Unionization of employees at our facilities could result in increased risk of work stoppages and high labor costs.

Approximately sixty percent of our employees are represented by Local 348-S of the United Food and Commercial Workers Union, which represents over 100 of our pharmacists and over 350 of our non-pharmacist clerical workers. In addition, we have substantially completed negotiations with respect to a further collective bargaining agreement with the same Union which would provide for its representation of approximately 74 of our drivers. Although we have never experienced a work stoppage or similar labor disruption and we believe we have substantially completed negotiating the agreement relating to drivers, failure to execute the final agreement with the union could result in work stoppages or other disruptions in our business, which could have a material adverse effect on our results of operation and financial condition.

Voting control by our executive officers, directors and other affiliates may limit your ability to influence the outcome of director elections or other matters requiring stockholder approval.

Our current executive officers and directors own approximately 19.1% of our outstanding shares of common stock. In addition, our founding stockholders and certain shareholders entered into a voting agreement pursuant to which they each agreed to vote for specific designees to our board of directors at the 2008 annual meeting of our stockholders. Shares subject to this voting agreement (including shares issuable upon exercise of warrants) constitute approximately 40% of the outstanding shares of our common stock. The concentration of our ownership and the voting agreement could have the effect of making it more difficult for our stockholders to affect the outcome of elections for our directors and could delay or prevent a change in our control or discourage a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

Certain provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could entrench our management team and delay or prevent an acquisition. These provisions could adversely affect the price of our common stock because purchasers cannot acquire a controlling interest.

Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and applicable provisions of the General Corporation Law of the State of Delaware may make it more difficult for or prevent a third party from acquiring control of us without the approval of our Board of Directors. These provisions include:

•	a classified Board of Directors;
•	limitations on stockholder proposals at meetings of stockholders;
•	the inability of stockholders to act by written consent or to call special meetings; and
•	the ability of our Board of Directors to designate the terms of and issue new series of preferred stock without stockholder approval.

The affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote is necessary to amend or repeal the above provisions of our Certificate of Incorporation. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with or acquisition of us. These provisions may have the effect of entrenching our management team and preventing a merger or acquisition that would be attractive to stockholders. As a result, these provisions may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the market price of our common stock.

If the put options are exercised by the option holders, Jerry Silva, Steven Silva and their affiliates and family members may own a majority of our outstanding common stock.

Jerry Silva, Steven Silva and their affiliates own approximately 17% of our outstanding shares of common stock. Under the put option agreements with certain institutional stockholders entered into in connection with our acquisition of Chem Rx, Jerry Silva and Steven Silva agreed to purchase from the option holders an aggregate of up to 5,879,998 shares of our common stock. If the put options are exercised in full, assuming they are physically settled, the Silvas and their affiliates would own approximately 59.5%of our outstanding shares of our common stock. The concentration of ownership in the Silvas's hands could have the effect of allowing the Silvas to control the outcome of elections for directors. Furthermore, ownership by the Silvas of a majority of our shares of common stock could prevent a change in control or discourage a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of our common stock.

Risks Related to the Debt Financing

The debt financing we did for the acquisition of Chem Rx resulted in substantial leverage. Our ability to service and refinance the debt may be limited, which could force us to reduce or delay capital expenditures, restructure our indebtedness or seek additional equity capital.

We obtained loans in the amount of approximately $ 127 millionin order to consummate the acquisition of Chem Rx. We currently have approximately $137 million outstanding under our bank credit facility. As of August 2007, Chem Rx had never had more than $39.7 million of secured indebtedness. This substantial increase in the level of Chem Rx's indebtedness could have important consequences to our stockholders, including: (i) a substantial portion of our cash flow from operations must be dedicated to debt service and will not be available for other purposes, including the declaration and payment of cash dividends; (ii) our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) our level of indebtedness could limit our flexibility in planning for and reacting to changes in the industry and economic conditions generally.

Our ability to pay interest and principal on our debt will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, most of which are beyond our control.

We anticipate that we will be required to make approximately $ 13 million in annual interest payments (assuming a blended interest rate on our debt of 9.9%) and we may be required to pay as much as $ 2.75 millionof principal repayments annually beginning in 2008. For the nine months ended September 30, 2007, we had cash flows from operations of $7.8 million and we believe that we will have adequate cash flow from our operations to meet our operating expenses and capital expenditures, to sustain operations and to service our expected interest and principal requirements as they become due. If we are unable to generate sufficient cash flow to service our indebtedness and fund our capital expenditures, we will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures or investments, reducing discretionary spending, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. Our ability to meet our debt service obligations will be dependent upon our future performance which, in turn, is subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

If we are obligated for any reason to repay our financing before the scheduled installment dates, we could deplete our working capital, if available, or may be required to raise additional funds. Our failure to repay the financing, if required, could result in legal action against us, which could materially harm our business.

We have outstanding approximately $137million of debt as of December 7, 2007. Such debt is secured by liens on substantially all of our assets and our subsidiaries. Any event of default could require the early repayment of the debt financing in whole or in part at a redemption premium together with accrued interest on the outstanding principal balance of the debt financing and any other applicable penalties, including a default interest rate. If, prior to the maturity date, we are required to repay the secured debt financing in full, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debt financing, together with the applicable redemption premium and other applicable penalties, when required, our lenders could commence legal action against us to recover the amounts due, including by seeking to foreclose on the assets that we pledged to secure the loans. Any such action would be materially harmful to us and could require us to curtail or cease operations.

The loan agreement for the debt financing contains covenants that may significantly restrict our operations, which may negatively affect our ability to operate our business and limit our ability to take advantage of potential business opportunities.

The loan agreement with respect to the debt financing contains numerous covenants imposing financial and operating restrictions on our business. Any other future debt agreements may contain similar covenants. These restrictions may affect our ability to operate our business, limit our ability to take advantage of potential business opportunities as they arise and adversely affect the conduct of our current business. These covenants may place restrictions on our ability and the ability of our subsidiaries to, among other things:

•	incur more debt or issue certain equity interests;
•	pay dividends, redeem or purchase our equity interests or make other distributions;
•	make certain acquisitions, investments or capital expenditures;
•	use assets as security in other transactions or otherwise create liens;
•	enter into transactions with affiliates;
•	merge or consolidate with others; and
•	transfer or sell assets, including the equity interests of our subsidiaries, or use asset sale proceeds.

Additionally, our failure to comply with our obligations with respect to the debt financing could result in an event of default under the debt financing.

Our debt financing is subject to variable interest rates, which could cause our debt service obligations to increase significantly.

The borrowings under the debt financing are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our borrowings will increase even though the amount borrowed remained the same and our net income and cash available for servicing our debt would decrease.

If the outstanding warrants that we issued in our IPO are not exercised in full, we may be forced to refinance the debt financing.

The first lien term loan facility and the first lien delayed draw term loan facility will mature on the sixth anniversary of the closing date, the first lien revolving credit facility will mature on the fifth anniversary of the closing date and the second lien term loan facility will mature on the seventh anniversary of the closing date. We expect that cash generated from our operations and cash obtained through the exercise of the warrants we issued in our IPO will be sufficient to satisfy our repayment obligations as they mature. If our warrants expire unexercised, and we are unable to generate sufficient cash from our operations to repay our debt, we currently estimate that we would be required to refinance approximately $25 million in 2012, $104.5 million in 2013 and $42 million in 2014. Our ability to refinance our debt will depend on a number of factors, many of which will be out of our control and no assurance can be made that we would be able to complete a refinancing on terms that were advantageous to us, or at all. Our failure to successfully refinance our debt could have a material adverse effect on our liquidity and our operations, and could require us to consider further measures such as deferring planned capital expenditures or investments, reducing discretionary spending, selling assets and, if necessary, restructuring existing debt or raising additional equity capital. If we were to refinance our debt through the proceeds raised in an equity offering, your interest in Chem Rx may be significantly diluted.

Risks Related to the Institutional Pharmacy Industry

Consolidation of managed care organizations and other third-party payors may reduce our profit margins.

Managed care organizations and other third-party payors generally enter into service agreements with a limited number of providers for needed services. Consolidation among these organizations has enhanced their ability to influence the delivery of healthcare services. In addition, private payors, including managed care payors, are increasingly demanding discounted fee structures. If any of these organizations terminate our preferred provider status, engage our competitors as preferred or exclusive providers, or demand discounted fee structures, our business could be materially and adversely affected.

Change in payor mix due to the implementation of Medicare Part  D may negatively affect our business.

We depend on reimbursement from government-sponsored programs, such as Medicare and Medicaid. The Medicare Prescription Drug Improvement and Modernization Act of 2003, or MMA, included a major expansion of the Medicare program with the addition of a prescription drug benefit under the new Medicare Part D program. Effective January 1, 2006, Medicare beneficiaries became eligible to enroll in prescription drug plans offered and administered by private entities and became eligible for coverage of outpatient prescription drugs. Medicare beneficiaries who have all or a substantial portion of their prescription drug costs covered by the new Medicare drug benefit include those skilled nursing facility residents who are also eligible for Medicaid (so-called "dual eligibles"). Medicare Part D shifted prescription drug coverage for dual eligibles from Medicaid to Medicare and the aforementioned prescription drug plans. Medicare beneficiaries who choose to participate in Medicare Part D select from a range of stand-alone prescription drug plans or Medicare Advantage managed care plans that include prescription drug coverage along with other Medicare services, which we refer to as Part D Plans.

Until 2006, a majority of our pharmacy services billings were directly reimbursed by government sponsored programs including Medicaid and Medicare. As a result of Medicare Part D, payments to us from the federal Medicare Part D and Part B programs represented 49% (or $128.2 million) and 0.1% (or $0.3 million), respectively, of our total revenues during 2006, while payments directly from state Medicaid programs and from private payors, third-party payors and facilities (including Medicare Part A) represented 21% (or $54.9 million) and 27.8% (or $72.7 million), respectively, of our total revenues during 2006.

The impact of Medicare Part D depends upon a variety of factors, including our ongoing relationships with the Part D plans and the patient mix of our customers. If we are unable to maintain relationships with Part D Plans, or to properly bill and collect payments from the various Part D Plans, we may experience reimbursement delay and increased administrative costs. These increased costs may be significant and may adversely impact our profitability.

Reduction or discontinuance of rebates from pharmaceutical manufacturers may reduce our profitability.

We receive rebates from pharmaceutical manufacturers as the result of manufacturers' belief that we may increase the likelihood that the manufacturers' products will be dispensed. We received manufacturer rebates totaling $3.7 million during 2004, $3.7 million during 2005, $2.8 million during 2006, and $3.4 million during the first nine months of 2007. The Centers for Medicare & Medicaid Services, or CMS, of the U.S. Department of Health and Human Services, continues to question whether institutional pharmacies should be permitted to receive these access/performance rebates from manufacturers with respect to prescriptions covered under Medicare Part D, but has not prohibited the receipt of such rebates. Our business could be adversely affected if CMS should take any action that has the effect of eliminating or significantly reducing the rebates that we receive from pharmaceutical manufacturers. There can be no assurance that pharmaceutical manufacturers will continue to offer these rebates, that we will satisfy the requirements to receive these rebates or that CMS will not in the future take actions that will eliminate or reduce the rebates. The reduction or discontinuance of rebates could have an adverse impact on our cost of goods sold and results of operations.

For 2007, CMS is requiring Part D Plan sponsors to have policies and systems in place as part of their drug utilization management programs to protect beneficiaries and reduce costs when long-term care pharmacies receive incentives to move market share through access/performance rebates.

In recent guidance issued to Part D Plan sponsors, effective for 2007, CMS instructed Part D Plan sponsors to obtain full disclosure from long-term care pharmacies of all discounts, rebates or other remuneration that such pharmacies receive from manufacturers and has issued guidelines on the information required. CMS has also issued draft reporting requirements for 2008 that would, among other things, require disclosure of non-rebate discounts and price concessions provided to long-term care pharmacies. It is possible that these disclosure requirements and others imposed by CMS could have an adverse effect on our business and results of operations.

Changes in the federal upper payment limit for Medicaid reimbursement may reduce our profitability.

Effective October 1, 2007, the Deficit Reduction Act of 2005 has changed the federal upper payment limit for Medicaid reimbursement from 150% of the lowest published price for a drug (which is usually the average wholesale price) to 250% of the lowest average manufacturer price, or AMP. We believe that the determination of Medicaid reimbursements by reference to AMP will result in a reduction in the Medicaid reimbursement rates for certain generic pharmaceuticals. In addition, on February 5, 2007, President Bush issued the proposed federal fiscal year 2008 budget which would, among other things, further reduce the federal upper limit reimbursement for multiple source drugs to 150% of the AMP of the lowest priced drug in the group, and allow states to use private sector formulary management techniques to leverage greater discounts through negotiations with drug manufacturers. Changes in reimbursement formulas under the Deficit Reduction Act or future legislation may have an adverse impact on our business and results of operations by reducing the rate at which we get reimbursed for the pharmaceuticals and related products we sell.

Changes whereby negotiated pharmaceutical industry prices are determined by reference to average wholesale price could reduce reimbursements to us and hurt our profitability.

On October 4, 2006, the plaintiffs in New England Carpenters Health Benefits Fund et al. v. First DataBank, Inc. and McKesson Corporation, CA No. 1:05-CV-11148-PBS (United District Court for the District of Massachusetts), and defendant First DataBank, Inc. ("First DataBank"), entered into a settlement agreement relating to First DataBank's publication of average wholesale price ("AWP"). AWP is a pricing benchmark that is widely used to calculate a portion of the reimbursement payable to pharmacy providers for the drugs and biologicals they provide, including under state Medicaid programs, Medicare Part D Plans and certain of our contracts with long-term care facilities. The settlement agreement would require First DataBank to cease publishing AWP two years after the settlement becomes effective unless a competitor of First DataBank is then publishing AWP, and would require that First DataBank modify the manner in which it calculates AWP until First DataBank ceases publishing same. Although the settlement agreement is subject to court approval, we are evaluating the potential impact of the settlement in the context of certain of the contracts that we have with various payors and the actions that may be taken, if necessary, to offset or otherwise mitigate such impact. In addition, the government and private health insurance programs could discontinue or modify the use of AWP or otherwise implement payment methods that reduce the reimbursement for drugs and biologicals. The First DataBank settlement, if approved, or actions, if any, by the government or private health insurance programs relating to AWP, could have an adverse impact on the rate at which we are reimbursed for pharmaceuticals and related products we sell. A reduction in reimbursement rates could adversely impact our profitability.

Continuing government and private efforts to contain healthcare costs may reduce our future revenue.

We could be adversely affected by the continuing efforts of government and private payors to contain healthcare costs. To reduce healthcare costs, payors seek to lower reimbursement rates, limit the scope of covered services and negotiate reduced or capped pricing arrangements. For example, President Bush's proposed federal fiscal year 2008 budget includes legislative and administrative proposals that would reduce or contain both Medicare and Medicaid expenditures over the next five years. Under the circumstances, reimbursement payments under governmental and private third party payor programs may not remain at levels comparable to present levels or may not be sufficient to cover the costs allocable to patients eligible for reimbursement under these programs. Any policy changes that lower reimbursement rates under Medicare, Medicaid or private pay programs could result in a substantial reduction in our net operating revenues. Our operating margins will be adversely affected by deterioration in reimbursement rates, changes in payor mix and growth in operating expenses in excess of increases, if any, in payments by third party payors.

Healthcare reform could adversely affect the liquidity of our customers, which would have an adverse effect on their ability to make timely payments to us for our products and services.

Healthcare reform and legislation may have an adverse effect on our business through decreasing funds available to customers. Limitations or restrictions on Medicare and Medicaid payments to our customers could adversely impact the liquidity of our customers, resulting in their inability to pay us, or to timely pay us, for products and services. If our customers are unable to pay us, or are unable to pay us on a timely basis, our results of operations and liquidity may be adversely affected.

The changing U.S. healthcare industry and increasing enforcement environment may negatively impact our business.

Our products and services are part of the structure of the healthcare financing and reimbursement system currently existing in the United States. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care, cuts in Medicare funding affecting our healthcare provider customer base and consolidation of competitors, suppliers and customers.

We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause healthcare providers to reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. If we are unable to adjust to changes in the healthcare environment, it could have a material adverse effect on our financial position, results of operations and liquidity.

Further, both federal and state government agencies have increased their focus on and coordination of civil and criminal enforcement efforts in the healthcare area. The Office of Inspector General and the U.S. Department of Justice have, from time to time, established national enforcement initiatives, targeting all providers of a particular type, that focus on specific billing practices or other suspected areas of abuse. In addition, under the federal False Claims Act, private parties have the right to bring "qui tam" whistleblower lawsuits against companies that submit false claims for payments to the government. A number of states have adopted similar state whistleblower and false claims provisions. If we become the subject of a government investigation or enforcement proceeding, or is sued by a private party for an alleged violation of the False Claims Act or other law, our results of operations may be adversely affected.

We and our customers are subject to extensive and costly government regulation and the failure to comply with applicable requirements could have a negative impact on our operations and could expose us to substantial sanctions.

Our activities are subject to extensive federal, state, and local regulations under state pharmacy laws, state wholesaler laws, the Federal Food, Drug and Cosmetic Act and the regulations of the U.S. Food and Drug Administration, the Controlled Substances Act and the regulations of the U.S. Drug Enforcement Administration, and other laws. Applicable regulatory requirements include those governing our storage of drugs; handling, compounding, labeling and dispensing of prescriptions; maintenance of records; repackaging of drugs; processing of returns; transfers of prescriptions to other pharmacies; advertising to the public; and handling of controlled substances.

If we fail to comply with applicable legal and regulatory requirements, we could face severe sanctions, including product seizures, mandatory recalls, court-ordered injunctions, civil fines, criminal penalties, loss of our licenses, and exclusion from government health care programs. Any government investigations that we face could require us to expend considerable attention and resources, generate negative publicity, and harm our business, even if no compliance failures are ultimately found or liability imposed.

In addition, the healthcare facilities we service are subject to extensive federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these healthcare facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents and could have a material adverse effect on our financial position, results of operations and liquidity.

If we or our customers fail to comply with Medicare and Medicaid regulations, we may be subjected to penalties or loss of eligibility to participate in these programs.

Our business is highly dependent upon our continued eligibility to participate in the Medicare and Medicaid programs. For 2006, we derived 49% of our revenues from reimbursements from the Medicare Part D program and 21% of our revenues from state Medicaid reimbursements. Medicare and Medicaid programs are highly regulated and subject to frequent and substantial changes. If we or our customers fail to comply with laws and regulations applicable to these programs, whether purposely or inadvertently, our reimbursement under these programs could be curtailed or reduced, our eligibility to continue to participate in these programs could be adversely affected or we may suffer other penalties. Any such curtailment or reduction could have a material adverse effect on our business and financial condition. Among the laws applicable to Medicare and Medicaid programs is the federal anti-kickback statute, which prohibits the solicitation, receipt, offer or payment of remuneration for referring services or other items reimbursable under a federal healthcare program. The anti-kickback statute and similar state laws and regulations are expansive and may apply to any relationship we may have with potential referral sources. From time to time we may receive referrals from one or more of our customers. While we take steps to comply with the anti-kickback laws, there is no assurance that any of our arrangements will not be found to violate such laws. If we fail to comply with the anti-kickback statute or other applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more facilities), and exclusion of one or more facilities from participation in Medicare, Medicaid and other federal and state health care programs. Moreover, any determination that we have violated these laws, or any public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects. Further, violations of the anti-kickback statute or other applicable laws and regulations could subject us to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more facilities), and exclusion of one or more facilities from participation in the Medicare, Medicaid and other federal and state health care programs.

Federal and state medical privacy regulations may increase the costs of operations and expose us to civil and criminal sanctions.

We must comply with extensive federal and state requirements regarding the transmission and retention of health information. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, was enacted to ensure that employees can retain and at times transfer their health insurance when they change jobs, to enhance the privacy and security of personal health information and to simplify healthcare administrative processes. We may need to incur substantial costs in order to comply with HIPAA and state medical privacy regulations. Failure to comply with HIPAA or state medical privacy regulations could result in significant fines and penalties, which could have a material adverse effect on our business.

Risks Relating to Ownership of our Warrants

If we are unable to maintain a current prospectus relating to the common stock underlying our warrants, our warrants may have little or no value and the market for our warrants may be limited.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, we have agreed to use our best efforts to maintain a current prospectus relating to the common stock issuable upon exercise of our warrants until the expiration of our warrants. However, we cannot assure you that we will be able to do so. If the prospectus relating to the common stock issuable upon exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, our warrants may not be exercisable before they expire, and we will not net-cash settle the warrants. Thus, our warrants may be deprived of any value. The market for our warrants may be limited, and the warrants may expire worthless and unredeemed. Even if warrant holders are not able to exercise their warrants because there is no current prospectus or the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we can exercise our redemption rights.

We may choose to redeem our outstanding warrants when a prospectus relating to the common stock issuable upon exercise of such warrants is not current and the warrants are not exercisable.

We may redeem the warrants issued as a part of our units (including warrants issued and outstanding as a result of the exercise of the option to purchase units granted to the representative of the underwriters of our initial public offering) at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. In addition, we may exercise our right to redeem outstanding warrants when a prospectus relating to the common stock issuable upon the exercise of such warrants is not current, thus rendering the warrants unexercisable.

Risks Relating To The Market For Our Securities

If we are unable to obtain a listing of our securities on Nasdaq or any stock exchange, it may be more difficult for our stockholders to sell their securities.

Our common stock and warrants are currently traded in the over-the-counter market and quoted on the OTCBB. We intend to apply for listing of our common stock on Nasdaq. Generally, Nasdaq requires that a company applying for listing on the Nasdaq Capital Market have stockholders' equity of not less than $5.0 million or a market value of listed securities of $50 million or net income from continuing operations of not less than $750,000, at least 1,000,000 publicly held shares, and a minimum bid price of $4.00 with over 300 round lot stockholders. There is no assurance that such listing will be obtained. If we are unable to obtain a listing or approval of trading of our securities on Nasdaq, we will seek to have out shares of common stock listed on the American Stock Exchange, or AMEX.

Currently there is only a limited public market for our common stock on the Over-The-Counter Bulletin Board in the United States. Therefore, if we are unable to obtain a listing on the AMEX or Nasdaq, then it may be more difficult for stockholders to sell their securities. The development of an active public trading market depends upon the existence of willing buyers and sellers who are able to sell their shares as well as market makers willing to create a market in such shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account. Such decisions of the market makers may be critical for the establishment and maintenance of a liquid public market in our common stock. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

You will experience significant dilution if our outstanding warrants are exercised.

Outstanding redeemable warrants to purchase an aggregate of 19,550,000 shares of common stock issued in the IPO became exercisable on October 26, 2007. These would be exercisable only if the $5.00 per share exercise price is below the market price of our common stock. We have also sold to EarlyBirdCapital an option to purchase up to a total of 425,000 units at $7.50 per unit. The warrants issuable upon exercise of this option have an exercise price of $6.25. Our stock price as of December 6, 2007 was $6.35.

To the extent any of the foregoing securities are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

If the put options held by certain stockholder are exercised, the value of our common stock may be depressed.

Jerry Silva, Steven Silva and their affiliates own approximately 17% of our outstanding shares of common stock. Under the put option agreements with certain institutional stockholders, Jerry Silva and Steven Silva agreed to purchase from the option holders an aggregate of up to 5,879,998 shares of our common stock. Under the terms of the put option agreements, the Silvas may, subject to certain conditions, either cash settle or physically settle the put options when they are exercised. If the Silvas elect to "cash settle", in lieu of purchasing the shares of common stock from the option holders, the Silvas will simply pay the option holders an amount in cash equal to the difference between the strike price on the put option and the average price for which the option holders are able to sell the shares of common stock. In the event the Silvas elect to cash settle, the option holders will have the incentive to quickly sell the shares of common stock subject to the option at any available price. If a substantial number of put options are exercised simultaneously, the volume of sale transactions may adversely affect the market price for our common stock.

The put option agreements may make it more difficult for us to obtain a listing for our common stock on Nasdaq or AMEX.

Among other listing criteria, the Nasdaq Capital Market requires that issuers seeking a listing have over 300 round lot holders and the American Stock Exchange requires that issuers seeking listing have a minimum of 400 stockholders. Because the put option agreements will likely result in a small number of investors acquiring a substantial portion of our outstanding common stock, the put option agreements will make it more difficult for us to satisfy these requirements. If we are unable to obtain a listing for our common stock on Nasdaq or AMEX, an active trading market for our common stock may fail to materialize and it may be more difficult for you to sell your shares.

If our stockholders who acquired their shares prior to our initial public offering exercise their registration rights, it may have an adverse effect on the market price of our common stock.

Our stockholders who acquired their shares prior to our initial public offering, or our initial stockholders, are entitled to demand that we register the resale of their 2,125,000 shares of common stock owned prior to our initial public offering. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which their shares of common stock are released from escrow, which will be October 21, 2008. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.

Future sales of our common stock may depress the price of our common stock.

As of December 7, 2007, there were 13,762,915 shares of our common stock outstanding. If the unit purchase option is exercised for cash, there will be 425,000 additional shares of our common stock outstanding. If the warrants underlying the units underlying the unit purchase option are exercised, there will be 850,000 additional shares of our common stock outstanding. Upon our acquisition of Chem Rx on October 26, 2007, 19,550,000 warrants became exercisable. If all 20,400,000 warrants are exercised, 20,400,000 additional shares of our common stock may be issued. Sales of a substantial number of these shares in the public market could decrease the market price of our common stock. In addition, the perception that such sales might occur may cause the market price of our common stock to decline. Future issuances or sales of our common stock could have an adverse effect on the market price of our common stock.

USE OF PROCEEDS

We will receive $7.50 per unit upon the exercise of the representative’s unit purchase option. We will receive $5.00 for each share of our common stock purchased upon exercise of our public warrants, and $6.25 for each share of our common stock purchased upon exercise of the warrants included in the units underlying the representative’s unit purchase option. If the selling securityholders exercise the representative’s unit purchase option, the holders of the public warrants exercise all of such warrants, and the holders of the warrants included in the units underlying the representative’s unit purchase option exercise all of such warrants, we will receive proceeds of $3,187,500, $97,750,000 and $5,312,500, respectively, or an aggregate of $106,250,000. We expect net proceeds, which are what we will receive after paying the estimated expenses of this offering, to be approximately $106,192,500. For the purpose of estimating net proceeds, we estimate that our offering expenses in this offering will be approximately $57,500. See “Plan of Distribution,” below.

The proceeds will fund our working capital and other general corporate purposes, including possible acquisitions of businesses.

DETERMINATION OF OFFERING PRICE

The offering price for the shares covered by this prospectus is the exercise price of the warrants, which was determined at the time of our initial public offering. The exercise price of the warrants exercisable for 19,550,000 of the shares of common stock is $5.00 per share. We refer herein to those warrants as the public warrants. The exercise price of the warrants exercisable for 850,000 of the shares of commons stock is $6.25 per share. We will receive an additional $3,187,500 if the representative exercises the unit purchase option. The offering price for the 425,000 units underlying such unit purchase option is $7.50 per unit.

DIVIDEND POLICY

We currently intend to retain all of our earnings to finance our operations, repay any outstanding indebtedness and fund our future growth. We do not expect to pay any dividends on our common stock for the foreseeable future.

DESCRIPTION OF SECURITIES

The description of the securities covered by this prospectus is contained in our proxy statement filed with the SEC on October 2, 2007, under the heading “Description of Paramount Common Stock and Other Securities -Common Stock,” and that description is incorporated herein by reference.

SELLING SECURITYHOLDERS

On October 27, 2005, in connection with the consummation of our initial public offering, we issued an option to EarlyBirdCapital, Inc., who acted as the representative of the underwriters in such offering, whom we refer to as the representative. Such option, which we refer to sometimes as the unit purchase option, grants to the representative the right to purchase 425,000 units, each of which units consists of one share of common stock and warrants to purchase two shares of common stock.

This prospectus relates to resales of units, shares of common stock and warrants issuable upon exercise of the representative’s unit purchase option and shares of common stock issuable upon exercise of the warrants included as part of the units underlying the representative’s unit purchase option by the selling securityholders as described below under “Plan of Distribution.” The foregoing securities have been included in the registration statement of which this prospectus forms a part pursuant to the registration rights granted in connection with the original issuance of the representative’s unit purchase option to afford the selling securityholders the opportunity to sell their securities in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, the selling securityholders must provide information about themselves and the securities they are selling as required under the Securities Act.

The selling securityholders listed below are the selling securityholders under this prospectus. The following table sets forth information, as of December 28, 2007, a recent practicable date prior to the effectiveness of the registration statement of which this prospectus forms a part, with respect to the selling securityholders named below and the respective:

•	number of units included in the representative’s unit purchase option;
•	number of warrants and shares of common stock included as part of the units issuable upon exercise of the representative’s unit purchase option by the selling securityholder; and
•	number of shares of common stock issuable upon exercise of the warrants included as part of the units underlying the representative’s unit purchase option that may be offered pursuant to this prospectus together with the number of securities owned by the selling securityholders prior to this offering. This information was supplied to us by the selling securityholders named in the table and may change from time to time. Because the selling securityholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares or warrants that will be held by the selling securityholders upon termination of this offering.

Except as described above, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

A selling securityholder may, under this prospectus, from time to time offer and sell the number of securities listed in the table below opposite the holder’s name. Prior to any use of this prospectus in connection with an offering of theses securities by a beneficial owner not listed as a selling securityholder below or its transferee, pledge, donee or other successor, this prospectus will be supplemented to set forth the name and information with respect to that person.

	Units Owned Before Offering and Being Offered (1)		Warrants Owned Before Offering and Being Offered (1)		Shares of Common Stock Owned Before Offering and Being Offered (1)		Units, Warrants and Shares of Common Stock Owned After Offering (2)
Selling Securityholder	Number	%	Number	%	Number	%	Number	%
EarlyBirdCapital, Inc. (3) 275 Madison Avenue New York, New York 10016	215,000	50.6%	430,000	2.1%	645,000	1.9%	-0-	--
David Nussbaum (4)(5)	100,000	23.5%	200,000	*	300,000	*	-0-	--
Steven Levine (5)(6)	58,000	13.6%	116,000	*	174,000	*	-0-	--
Joseph Stevens & Co., Inc. (7)	50,000	11.8%	100,000	*	150,000	*	-0-	--
Eileen Moore (8)	1,000	*	2,000	*	3,000	*	-0-	--
Pat Steo (9)	1,000	*	2,000	*	3,000	*	-0-	--
Others – to be added, if applicable								--

* Represents less than 1%.

(1)

Represents securities included in the representative’s unit purchase option and assumes the exercise of the representative’s unit purchase option and the warrants included as part of such option. Assumes (i) units outstanding of 425,000, consisting of the 425,000 units issuable upon the exercise of the representative’s unit purchase option; (ii) warrants outstanding of 20,400,000, including 850,000 warrants included as part of the units in the representative’s unit purchase option; and (iii) shares of common stock outstanding of 34,587,915, including 13,762,915 shares currently outstanding, 425,000 shares issuable as part of the units underlying the representative’s unit purchase option, 850,000 shares issuable upon the exercise of warrants included as part of the units in the representative’s unit purchase option and 19,550,000 shares issuable upon the exercise of warrants issued in our initial public offering.

(2)

Because the selling securityholders identified in this table may sell some, all or none of the warrants owned by them that are registered under this registration statement, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities registered hereunder, no estimate can be given as to the number of securities available for resale hereby that will be held by the selling securityholders at the time of the effectiveness of the registration statement of which this prospectus forms a part. Therefore, we have assumed for purposes of this table that the selling securityholders will sell all of the securities beneficially owned by them.

(3)

Represents 215,000 shares included in the representative’s unit purchase option and 430,000 shares issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option.

(4)

Represents 100,000 shares included in the representative’s unit purchase option and 200,000 shares issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option. David Nussbaum is the Chairman of EarlyBirdCapital, Inc.

(5)	Does not include shares owned by EarlyBird Capital, Inc.

(6)

Represents 58,000 shares included in the representative’s unit purchase option and 116,000 shares issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option. Steven Levine is the Chief Executive Officer, Vice Chairman, President and Managing Director of Investment Banking of EarlyBirdCapital, Inc.

(7)

Represents 50,000 shares included in the representative’s unit purchase option and 100,000 shares issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option.

(8)

Represents 1,000 shares included in the representative’s unit purchase option and 2,000 shares issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option. Eileen Moore is the Chief Financial Officer, Chief Operating Officer and Executive Vice President of EarlyBirdCapital, Inc.

(9)

Represents 1,000 shares included in the representative’s unit purchase option and 2,000 shares issuable upon exercise of the warrants included as part of the units in the representative’s unit purchase option. Pat Steo is the Secretary of EarlyBirdCapital, Inc.

Prior to any use of this prospectus in connection with an offering of the securities by any holder not identified above, we will file a further post-effective amendment to the registration statement of which this prospectus forms a part, to set forth the name and aggregate amount of the securities beneficially owned by the selling securityholder intending to sell such securities to be offered. The prospectus, as supplemented, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

We will issue shares of our common stock, upon the receipt of the full exercise price, in connection with the exercise of the warrants.

The selling securityholders may from time to time directly sell their securities to purchasers. Alternatively, the selling securityholders may from time to time offer these securities through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of these securities for whom they may act as agent.

We cannot assure you that the selling securityholders will sell any or all of their securities under this prospectus or that the selling securityholders will not transfer, devise or gift their securities by means other than pursuant to the registration statement or this prospectus.

The selling securityholders and any brokers, dealers or agents who participate in the distribution of the securities by the selling securityholders covered by this prospectus may be deemed to be “underwriters,” and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent a selling securityholder may be deemed to be an underwriter, the selling securityholder may be subject to some statutory liabilities of the Securities Act, including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If a selling securityholder is deemed to be an underwriter, it will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of any exchange or market on which our securities may then be listed or quoted, as applicable.

The securities offered hereby by the selling securityholders may be sold from time to time by, as applicable, the selling securityholders or, to the extent permitted, by pledgees, donees, transferees or other successors in interest including by disposal from time to time in one or more transactions through any one or more of the following, as appropriate:

•	a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;
•	in transactions otherwise than in the over-the-counter market;
•	through the writing of put or call options on the securities;
•	short sales of the securities and sales to cover the short sales;
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the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interests therein;

•	the distribution of the securities by the selling securityholders to their partners, members or securityholders;
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sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or successors in interest or from the purchasers of the shares for whom they may act as agent; and

•	a combination of any of the above.

In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

Sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

Upon being notified by a selling securityholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of securities covered by this prospectus, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from a selling securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

To our knowledge, there are currently no agreements, arrangements or understandings between the selling securityholders and any broker, dealer, agent or underwriter regarding the sale by a selling securityholder of shares of common stock or warrants covered by this prospectus. The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Under the terms of agreements between us and the selling securityholders, selling securityholders, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

The shares issuable upon the exercise of warrants will be distributed solely to existing warrantholders upon exercise of their warrants. The warrants are immediately exercisable as of the effective date of the registration statement. The shares of common stock issued upon exercise of the warrants will be freely tradable, except that sales by warrantholders who are our affiliates will be subject to Rule 144 as promulgated under the Securities Act. We do not know if or when the warrants will be exercised. We also do not know whether any of the shares acquired upon exercise will be sold.

INDEMNIFICATION

Our amended and restated certificate of incorporation provides that we will indemnify our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

The consolidated financial statements of B.J.K. Inc. (the company we acquired in our initial business combination as of October 26, 2007) at December 31, 2006 and for the year then ended, included in our definitive proxy statement filed with the SEC on October 2, 2007, have been audited by KGS LLP, as set forth in their report appearing in such proxy statement, and are incorporated herein by reference to such proxy statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of B.J.K. Inc. at December 31, 2005 and 2004 and for each of the years then ended, included in such proxy statement, have been audited by Marcum & Kliegman LLP, in as set forth in their report appearing in such proxy statement, and are incorporated herein by reference to such proxy statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Paramount at December 31, 2006 and for the year ended December 31, 2006, the period from June 1, 2005 (inception) through December 31, 2005 and the period from June 1, 2005 (inception) through December 31, 2006, included in such proxy statement have been audited by Marcum & Kliegman LLP, as set forth in their report appearing in such proxy statement, and are incorporated herein by reference to such proxy statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.